Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GLOBAL CROSSING AIRLINES GROUP INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Global Crossing Airlines Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.	That the date of filing of the original Certificate of Incorporation of this corporation with the Delaware Secretary of State was December 22, 2020 (the “Original Certificate of Incorporation”).

2.	The Corporation filed a Certificate of the Designations, Powers, Preferences, and Rights of (the “Certificate of Designations”).

3.

This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), amends, restates and integrates the certificate of incorporation of the Corporation, as now in effect, and was proposed by the board of directors of the Corporation and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by Sections 242 and 245 of the General Corporation Law, and is as follows:

ARTICLE I

NAME

The name of the Corporation is Global Crossing Airlines Group Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is c/o Cogency Global Inc., 850 New Burton Rd, Suite 201, Dover, County of Kent, Delaware 19904, and the name of its registered agent at that address is Cogency Global Inc.

ARTICLE III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

CAPITAL STOCK

A. The total number of shares of stock that the Corporation is authorized to issue is 200,000,000 shares, with a par value of $0.001 per share, (i) 5,537,313shares of which have been designated as “Class A Non-Voting Common Stock, (ii) 50,000,000 shares of which have been designated as “Class B Non-Voting Common Stock,” , and (iii) the balance of which, to the extent not designated otherwise, shall be ordinary shares of “Common Stock.” The Board of Directors hereby resolves that the rights, preferences, powers, privileges, and the restrictions, qualifications and limitations of the Class A Non-Voting Common Stock and Class B Non-Voting Common Stock are identical with those of the Common Stock other than in respect of voting and conversion rights as set forth herein, and for all purposes under this Amended and Restated Certificate, the Common Stock, the Class A Non-Voting Common Stock, and the Class B Non-Voting Common Stock shall together constitute a single class of shares of the capital stock of the Corporation. All capitalized terms used but not defined herein have the meaning ascribed to them in the Original Certificate of Incorporation and Certificate of Designations, as applicable. For the avoidance of doubt, except for voting, dividends, conversion, and adjustment rights set forth in Sections 1, 2, 3, and 4 below, the Class A Non-Voting Common Stock, the Class B Non-Voting Common Stock, and the Common Stock shall be treated identically for all purposes, including, without limitation, with respect to stock splits, reorganizations, and reclassifications.

B. Upon the effectiveness of the Amended and Restated Certificate of Incorporation (the “Effective Time”), (i) each Common Share, $0.001 par value, of the Corporation issued and outstanding immediately prior to the Effective Time and held by Non-Citizens (defined below) (each a “Non-Citizen Holder”) will for all purposes be reclassified as, and deemed to be, one issued and outstanding, fully paid and non-assessable share of Class B Non-Voting Common Stock, without any action required on the part of the Corporation or the holders thereof. Any stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock of the Corporation held by a Non-Citizen Holder will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Class B Non-Voting Common Stock. All newly issued shares of Class B Non-Voting Common Stock of the Corporation shall be fully paid and non-assessable shares of Class B Non-Voting Common Stock. Notwithstanding the foregoing, following the Effective Time, any Non-Citizen Holder of a certificate formerly representing Common Stock may surrender such certificate to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written request from the holder of such shares for a new certificate representing the shares of Class B Non-Voting Common Stock into which such shares were reclassified, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney. As promptly as practicable following the surrender of any such certificate formerly representing shares of Common Stock and the payment in cash of any amount required by the next sentence, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent a certificate or certificates representing the number of full shares of Class B Non-Voting Common Stock into which the shares of Common Stock formerly represented by such certificate were reclassified, issued in such name or names as such holder may direct. The issuance of certificates for shares of Class B Non-Voting Common Stock upon reclassification of shares of Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares that were reclassified, then the holder requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable. “Non-Citizen” shall mean persons or entities who are not a “citizen of the United States” (as defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, or as the same may be from time to time amended (the “Aviation Act”), in any similar legislation of the United States enacted in substitution or replacement thereof, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time) (the “Applicable Law”), including any agent, trustee or representative of such persons or entities.

1. Voting Rights. Except as otherwise required by law, shares of Class A Non-Voting Common Stock and Class B Non-Voting Common Stock shall be non-voting; provided that, for so long as any shares of Class A Non-Voting Common Stock or Class B Non-Voting Common Stock, as applicable, are outstanding, the Corporation shall not, without the written consent of a majority of the outstanding shares of Class A Non-Voting Common Stock or Class B Non-Voting Common Stock, as applicable, or the affirmative vote of holders of a majority of the outstanding shares of Class A Non-Voting Common Stock or Class B Non-Voting Common Stock, as applicable, at a meeting of the holders of Class A Non-Voting Common Stock or Class B Non-Voting Common Stock, as applicable, duly called for such purpose, voting as a separate class, whether by merger, consolidation, combination, classification, or otherwise, amend, alter, repeal or waive any provision of the Certificate of Incorporation or Bylaws in a manner inconsistent with the designations, powers, preferences, and rights set forth in this Amended and Restated Certificate of Incorporation or otherwise; (i) so as to adversely affect (disproportionately relative to the Common Stock) the designations, powers, preferences, and rights of the Class A Non-Voting Common Stock and Class B Non-Voting Common Stock, as applicable; or (ii) enter into a Fundamental Transaction (as defined below) that would adversely affect (disproportionately relative to the Common Stock) the rights of the holders of shares of Class A Non-Voting Common Stock or Class B Non-Voting Common Stock, as applicable.

2. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Class A Non-Voting Common Stock and Class B Non-Voting Common Stock equal (on an as-if-converted-to-Common-Stock basis without giving effect for such purposes to the Maximum Percentage applicable to the holders of Class A Non-Voting Common Stock as set forth in Section 3(a) hereof or the Voting Limitation for Non-Citizens applicable to the holders of Class B Non-Voting Common Stock as set forth in the Corporation’s Bylaws, as amended) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock. Notwithstanding anything to the contrary set forth herein, for each dividend paid in the form of shares of Common Stock to a holder of Common Stock, the Corporation shall pay an equivalent dividend, on a one-for-one basis, in the form of shares of Class B Non-Voting Common Stock to each holder of Class B Non-Voting Common Stock.

3. Conversion.

(a) Conversion of Class A Non-Voting Common Stock. Subject to the proviso below regarding the Maximum Percentage (as defined herein), each share of Class A Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Initial Issue Price (as defined herein) by the Conversion Price (as defined herein) in effect at the time of conversion; provided, however, the Class A Non-Voting Common Stock may not be converted by the holder thereof, and the Corporation may not effect any conversion of the Class A Non-Voting Common Stock, to the extent (but only to the extent) that, after giving effect to such conversion, the holder thereof or any of and its Affiliates (as defined herein) collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) in the aggregate of the issued and outstanding shares of the Corporation after such conversion. To the extent the above limitation applies, the determination of whether the Class A Non-Voting Common Stock shall be convertible (vis-à -vis other convertible, exercisable or exchangeable securities owned by such holder or any of its Affiliates) and to what extent such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its Affiliates) shall, subject to the Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion, exercise or exchange (as the case may be). No prior inability to convert the Class A Non-Voting Common Stock shall have any effect on the applicability of the provisions of the Class A Non-Voting Common Stock with respect to any subsequent determination of convertibility. Beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”). For purposes hereof, “Affiliate” has the meaning set forth in that certain Securities Purchase Agreement, date on or about April 18, 2021, by and between the Corporation and the Subscriber (as defined therein); “Initial Issue Price” means $1.80 per share, subject to appropriate adjustment for stock splits, combinations, recapitalizations, and other similar events; and the “Conversion Price” initially means $1.80 per share. Such initial Conversion Price, and the rate at which shares of Class A Non-Voting Common Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in this Section 4 below.

(b) Conversion of Class B Non-Voting Common Stock. Subject to the Voting Limitation for Non-Citizens set forth in the Corporation’s Bylaws, as amended, each share of Class B Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one share of fully paid and non-assessable Common Stock.

Such rights of conversion shall be exercised by the holder thereof by surrender of a certificate or certificates for the shares to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Class A Non-Voting Common Stock or Class B Non-Voting Common Stock, as applicable), together with a properly completed notice of conversion in the form attached to the Class A Non-Voting Common Stock or Class B Non-Voting Common Stock certificate with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which such certificate or certificates shall be issued, at any time during its usual business hours on the date set forth in such notice. Such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such shares shall have been surrendered as aforesaid. As soon as practicable after the surrender of any such certificate or certificates so converted, the Corporation shall: (i) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof; and (ii) issue a new certificate for the number of shares, if any, of Class A Non-Voting Common Stock or Class B Non-Voting Common Stock, as applicable, represented by such surrendered certificate and not converted pursuant to this Section 3.

4. Certain Adjustments Applicable to Class A Non-Voting Common Stock.

(a) Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date that shares of Class A Non-Voting Common Stock are first issued by the Corporation (the “Initial Issuance Date”) effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Initial Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 4(a) shall be effective at the close of business on the date the stock split or combination occurs.

(b) Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(c) Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation or other issuer (as applicable) or other property that they would have received had the shares of Class A Non-Voting Common Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) or assets, giving application to all adjustments called for during such period under this Section 4(c) with respect to the rights of each holder; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(d) Adjustments for Reclassification. Exchange or Substitution. If the Common Stock at any time or from time to time after the Initial Issuance Date shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Section 4(a), Section 4(b), and Section 4(c), or a reorganization, merger, consolidation, or sale of assets provided for in Section 4(e)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that each holder shall have the right thereafter to convert shares of Class A Non-Voting Common Stock into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such shares of Class A Non-Voting Common Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(e) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. In case of any reorganization of the Corporation (or any other corporation the stock or other securities of which are at the time receivable on the conversion of the shares of Class A Non-Voting Common Stock) after the Original Issuance Date, or in case, after such date, the Corporation (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey its shares of Common Stock or all or substantially all its assets to another corporation or entity (any such reorganization, sale or other event hereafter being referred to as a “Fundamental Transaction”), then and in each such case the holders of the shares of Class A Non-Voting Common Stock, as and at any time after the consummation of such Fundamental Transaction, shall be entitled to the stock or other securities and property (including cash) into which the shares of Class A Non-Voting Common Stock would have been convertible immediately prior to such Fundamental Transaction or such stock or other securities or property to which the shares of Class A Non-Voting Common Stock would have entitled if the shares of Class A Non-Voting Common Stock had been converted immediately prior to any such Fundamental Transaction (the “Alternate Consideration”), subject to further adjustment as provided in Section 4(a), Section 4(b), Section 4(c) and Section 4(d) in each such case. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the holders new stock consistent with the foregoing provisions and evidencing the holders’ right to convert such stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4(e) and ensuring that the Class A Non-Voting Common Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. In the event of the merger or consolidation of the Corporation with or into another corporation, the Class A Non-Voting Common Stock shall maintain their relative rank, powers, designations and preferences provided for herein and no merger shall have a result inconsistent therewith. The Corporation shall cause to be delivered (via overnight courier, facsimile or email) to each holder, at its last address as it shall appear upon the books and records of the Corporation, written notice of any Fundamental Transaction at least ten (10) calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(f) Record Date. In case the Corporation shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or convertible securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(g) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of each holder against impairment.

(h) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the shares of Class A Non-Voting Common Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of a holder, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the shares of Class A Non-Voting Common Stock.

5 Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Class A Non-Voting Common Stock as herein provided, such number of shares of Common Stock equal to the number of shares of Class A Non-Voting Common Stock issued and outstanding. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.

6. No Waiver. Except as otherwise modified or provided for herein, the holders of Class A Non-Voting Common Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the DGCL.

C. Except as otherwise provided (i) by the DGCL, (ii) by this Article IV, or (iii) by resolutions, if any, of the Board of Directors of the Corporation (the “Board of Directors”) fixing the powers, designations, preferences and the relative, participating, optional or other rights of a separate class or series of capital stock of the Corporation, or the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. There shall be no cumulative voting. Each share of Common Stock shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

ARTICLE V

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The total number of directors shall be determined as set forth in the Bylaws or from time to time by resolution adopted by the Board of Directors. Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.

C. Any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders); provided, that a vacancy of the Executive Chairman position on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal or other cause of the Executive Chairman shall be filled by the Chief Executive Officer of the Corporation. Any director elected or appointed to fill a vacancy or newly created directorship shall hold office until the annual meeting at which her or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

F. Any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock (other than non-voting shares of Common Stock such as Class A Non-Voting Common Stock and/or Class B Non-Voting Common Stock) of the Corporation entitled to vote thereon, voting together as a single class.

G. All directors shall have the same voting power.

ARTICLE VI

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. The Corporation shall, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) indemnify and hold harmless any and all current or former directors and officers of the Corporation from and against any and all of the expenses, liabilities or losses reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Bylaws may provide that the Corporation shall indemnify any current or former director or officer in connection with a proceeding (or a part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation shall, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than such law permitted the Corporation to provide prior to such amendment), have the power to advance expenses to any and all current or former directors and officers of the Corporation and to provide indemnification or advance expenses to any and all current or former employees and agents of the Corporation or other persons.

C. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-laws of the Corporation, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

D. Neither the amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VII

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, Articles IV, V, VI and VII in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

B. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein, the Bylaws or applicable law, the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

C. For so long as the Corporation is listed on any stock exchange that is part of the TMX Group, the Corporation shall not amend this Certificate of Incorporation or its Bylaws without the approval of the applicable TMX Group stock exchange.

ARTICLE VIII

MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE IX

EFFECTIVE DATE

The effective date of this Amended and Restated Certificate of Incorporation is July 12, 2021.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 9th day of July, 2021.

GLOBAL CROSSING AIRLINES GROUP INC.

By:	/s/ Ryan Goepel
Name:	Ryan Goepel
Title:	EVP/CFO

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